Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER

OF FISCAL YEAR 2015 (UNAUDITED)

Watseka, Illinois, May 4, 2015 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association  (the “Association”), announced unaudited net income of $890,000, or $.23 per basic and diluted share for the three months ended March 31, 2015, compared to $834,000 for the three months ended March 31, 2014.

For the three months ended March 31, 2015, net interest income was $3.9 million compared to $4.0 million for the three months ended March 31, 2014.  The provision for loan losses decreased to $17,000 for the three months ended March 31, 2015, from $140,000 for the three months ended March 31, 2014.  Interest income decreased to $4.7 million for the three months ended March 31, 2015, from $4.8 million for the three months ended March 31, 2014.  Interest expense increased to $790,000 for the three months ended March 31, 2015, from $789,000 for the three months ended March 31, 2014.  Non-interest income increased to $802,000 for the three months ended March 31, 2015, from $671,000 for the three months ended March 31, 2014.  Non-interest expense increased to $3.4 million for the three months ended March 31, 2015, from $3.3 million for the three months ended March 31, 2014.  For the three months ended March 31, 2015, income tax expense totaled $466,000 compared to $440,000 for the three months ended March 31, 2014.

For the nine months ended March 31, 2015, net interest income was $11.7 million compared to $11.8 million for the nine months ended March 31, 2014.  The provision for loan losses decreased to $259,000 for the nine months ended March 31, 2015 from $366,000 for the nine months ended March 31, 2014.  Interest income was $14.1 million for both the nine months ended March 31, 2015, and the nine months ended March 31, 2014.  Interest expense increased to $2.4 million for the nine months ended March 31, 2015, from $2.3 million for the nine months ended March 31, 2014.  Non-interest income increased to $2.4 million for the nine months ended March 31, 2015, from $2.2 million for the nine months ended March 31, 2014.  Non-interest expense increased to $10.0 million for the nine months ended March 31, 2015, from $9.9 million for the nine months ended March 31, 2014.  For the nine months ended March 31, 2015, income tax expense totaled $1.4 million compared to $1.3 million for the nine months ended March 31, 2014.

Total assets at March 31, 2015 were $549.8 million compared to $551.3 million at June 30, 2014.  Cash and cash equivalents decreased to $12.5 million at March 31, 2015, from $12.7 million at June 30, 2014.  Investment securities decreased to $176.1 million at March 31, 2015, from $184.6 million at June 30, 2014.  Net loans receivable increased to $338.4 million at March 31, 2015, from $329.9 million at June 30, 2014.  Deposits increased to $413.7 million at March 31, 2015, from $404.6 million at June 30, 2014.  Total borrowings, including repurchase agreements, decreased to $45.4 million at March 31, 2015, from $59.1 million at June 30, 2014.  Stockholders’ equity increased to $85.2 million at March 31, 2015, from $82.1 million at June 30, 2014.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from five full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, and Savoy, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation (“L.C.I.”), is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

              The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data

(Dollars in thousands, except share and per share data)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2015	2014	2015	2014
	(unaudited)
Interest income	$4,720	$4,814	$14,113	$14,127
Interest expense	790	789	2,433	2,349
Net interest income	3,930	4,025	11,680	11,778
Provision for loan losses	17	140	259	366
Net interest income after provision for loan losses	3,913	3,885	11,421	11,412
Non-interest income	802	671	2,400	2,238
Non-interest expense	3,359	3,282	9,982	9,885
Income before taxes	1,356	1,274	3,839	3,765
Income tax expense	466	440	1,355	1,292

Net income	$890	$834	$2,484	$2,473

Earnings per share – basic and diluted (1)	$0.23	$0.21	$0.63	$0.60
Weighted average shares outstanding – basic and diluted (1)	3,938,420	4,013,478	3,957,699	4,134,954

Performance Ratios

	For the Nine Months Ended March 31, 2015	For the Year Ended June 30, 2014
	(unaudited)
Return on average assets	0.60%	0.62%
Return on average equity	3.96%	4.26%
Net interest margin on average interest earning assets	2.97%	2.94%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)

	At March 31, 2015	At June 30, 2014
	(unaudited)
Assets	$549,752	$551,343
Cash and cash equivalents	12,494	12,731
Investment securities	176,123	184,586
Net loans receivable	338,365	329,924
Deposits	413,684	404,593
Federal Home Loan Bank borrowings and repurchase agreements	45,403	59,074
Total stockholders’ equity	85,215	82,086
Book value per share (2)	19.64	18.75
Average stockholders’ equity to average total assets	15.28%	14.61%

Asset Quality

(Dollars in thousands)
	At March 31, 2015	At June 30, 2014
	(unaudited)
Non-performing assets (3)	$3,632	$3,202
Allowance for loan losses	4,111	3,958
Non-performing assets to total assets	0.66%	0.58%
Allowance for losses to total loans	1.20%	1.18%

(1)	Shares outstanding do not include ESOP shares not committed for release.

(2) (3)
Total stockholders’ equity divided by shares outstanding of 4,339,057 at March 31, 2015, and 4,377,657 at June 30, 2014, respectively.

Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.